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PRICING SUPPLEMENT NO. 2 DATED July 25, 2002                                                           Rule 424(b)(3)
(To Prospectus and Prospectus Supplement Dated September 26, 2001)                                 File No. 333-59970
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                                   $17,000,000
                            Kimco Realty Corporation
                           Series C Medium-Term Notes
                   Due Nine Months or More from Date of Issue

                                Fixed Rate Notes

Interest Rate: 5.980% per annum
Trade Date: July 25, 2002

Issue Price: 100%
Agent's Discount or Commission: $106,250
Net Proceeds to Issuer: $16,893,750

Original Issue Date: July 30, 2002
Stated Maturity Date: July 30, 2012

Interest Payment Dates:   The first day of each April and October,
                          commencing October 1, 2002

Book Entry: /X/                  Certificated: / /

Authorized Denomination:  /X/  $1,000 and integral multiples thereof  / / Other:
Minimum Denomination:  /X/  $1,000      / / Other:
Specified Currency:  /X/ United States dollars    / / Other:
Exchange Rate Agent: N/A

Redemption:    /X/ The Notes cannot be redeemed prior to maturity.
               / / The Notes may be redeemed prior to maturity, as follows:
                         Initial Redemption Date:
                         Initial Redemption Percentage:
                         Annual Redemption Percentage Reduction:

Repayment:     /X/ The Notes cannot be repaid prior to maturity.
               / / The Notes may be repaid prior to maturity, as follows:
                         Optional Repayment Dates:

Additional/Other Terms: None

Addendum Attached:           / / Yes        /X/ No

Agent:     / / Merrill Lynch & Co.
           /X/ Banc of America Securities LLC
           / / Banc One Capital Markets, Inc.
           /X/ JPMorgan
           / / Morgan Stanley
           / / Goldman, Sachs & Co.
           / / Credit Suisse First Boston

Revolving Credit Facilities

As of July 29, 2002, the Company had drawn $220.0 million on its existing $250.0 million revolving credit facility. In addition, on July 30, 2002, the Company signed a $150.0 million revolving credit agreement which expires on January 30, 2003.